                                                                    EXHIBIT 23.1


             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autodesk, Inc. 1996 Stock Plan, the Autodesk, Inc. Nonstatutory Stock Option Plan, and the Autodesk, Inc. 1998 Employee Qualified Stock Option Plan, of our report dated February 22, 1999 (except for Note 12 which is dated March 16, 1999), with respect to the consolidated financial statements and schedule of Autodesk, Inc. included in its Annual Report on Form 10-K for the year ended January 31, 1999 and our report dated May 26, 1999 with respect to the supplemental consolidated financial statements and schedule of Autodesk, Inc. included in its Current Report on Form 8-K/A dated May 28, 1999, filed with the Securities and Exchange Commission.

                                /s/ ERNST & YOUNG LLP

San Jose, California


June 18, 1999